Exhibit 99.1

SYNAGEVA BIOPHARMA™ REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

LEXINGTON, Mass., October 29, 2013 — Synageva BioPharma Corp. (Synageva) (NASDAQ:GEVA), a biopharmaceutical company developing therapeutic products for rare diseases, today reported third quarter 2013 financial results and provided other business updates.

Synageva announces the hiring of Gregory A. Grabowski, M.D., FACMG

Gregory A. Grabowski, M.D. joins Synageva as a distinguished physician and accomplished researcher in the field of rare, genetic diseases. In his role at Synageva, Dr. Grabowski will assist in evaluating, designing, and implementing strategies to advance Synageva’s earlier stage pipeline programs.

“I am delighted to join Synageva at this exciting stage of the company’s evolution,” said Dr. Grabowski. “Joining Synageva represents a significant opportunity for me to support the company’s goals for patients with rare diseases and to extend my life’s dedication to developing life-changing therapies for patients suffering from these devastating diseases.”

“Dr. Grabowski is a leading authority in genetic and lysosomal storage diseases, including Gaucher and Fabry disease, and was an early pioneer in understanding LAL Deficiency,” said Anthony Quinn, MBChB, Ph.D., FRCP, Senior Vice President and Chief Medical Officer and Head of R&D of Synageva. “On behalf of the company, I welcome Greg to our team. We look forward to his contribution that will help us deliver on our commitment to advancing our pipeline programs and making a meaningful impact on the lives of patients.”

Prior to joining Synageva, Dr. Grabowski was most recently Director of the Division of Human Genetics at the Cincinnati Children’s Hospital Research Foundation and Professor of Molecular Genetics, Biochemistry, and Pediatrics at the University of Cincinnati College of Medicine, Cincinnati, Ohio. He has authored more than 290 scientific publications and is a regular reviewer of 10 different medical journals. In addition to his extensive clinical experience, Dr. Grabowski’s research interests include lysosomal storage diseases and enzyme replacement therapies. His research, particularly in lysosomal storage diseases, has been funded by the National Institutes of Health for the past 25 years. Dr. Grabowski received his B.A. from the University of Minnesota and his M.D. from the University of Minnesota Medical School.

Third Quarter 2013 Financial Results

For the quarter ended September 30, 2013, Synageva reported a net loss of $28.1 million compared to a net loss of $10.2 million for the corresponding quarter of the prior year. Revenue of $1.4 million for the quarter ended September 30, 2013 consisted of $1.1 million of Fuzeon royalties from Hoffman-La Roche, Inc., as well as $0.3 million from Synageva’s collaboration agreements. Total expenses for the quarter ended September 30, 2013, including R&D, G&A, and amortization of developed technology expenses totaled $29.6 million compared to $15.6 million for the corresponding quarter of the prior year. The increase in total expenses for the quarter ended September 30, 2013 compared to the corresponding quarter of the prior year was related to increased preclinical and clinical trial, manufacturing and personnel costs required to advance the company’s lead and pipeline programs.

Non-cash stock-based compensation expense of $2.7 million for the quarter ended September 30, 2013 compared to $1.6 million for the corresponding quarter of the prior year. Non-cash amortization of developed technology expense of $0.3 million for the quarter ended September 30, 2013 compared to $1.0 million for the corresponding quarter of the prior year.

As of September 30, 2013, Synageva had cash, cash equivalents and short-term investments amounting to $435.5 million, including proceeds from the recent follow-on offering completed in September 2013 that resulted in $170.1 million in net proceeds to the company.

2013 Financial Outlook

Synageva reiterates its previous net operating loss guidance of between $87 million and $97 million for 2013. The net loss is primarily due to investments necessary to support global clinical development of the lead program sebelipase alfa, further development of SBC-103, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of Synageva’s other pipeline programs.

Sebelipase alfa for LAL Deficiency

Lysosomal Acid Lipase (LAL) Deficiency is a rare autosomal recessive lysosomal storage disease (LSD) caused by a marked decrease in LAL enzyme activity. LAL Deficiency presenting in children and adults, historically called Cholesteryl Ester Storage Disease (CESD), is an underappreciated cause of cirrhosis and accelerated atherosclerosis. These complications are due to the buildup of fatty material in the liver, blood vessel walls and other tissues as a result of the decreased LAL enzyme activity. Infants presenting with LAL Deficiency, historically called Wolman disease, show very rapid progression with death, usually in the first six months of life. Affected infants develop severe malabsorption, growth failure and liver complications.

Sebelipase alfa (SBC-102) is a recombinant form of the human LAL enzyme being developed by Synageva as an enzyme replacement therapy for LAL Deficiency. Synageva is evaluating sebelipase alfa in global Phase 3 clinical trials in infants, children and adults with LAL Deficiency. Sebelipase alfa has been granted orphan designation by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA), and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants.

SBC-103 for MPS IIIB

The mucopolysaccharidoses (MPS) consist of a group of rare LSDs caused by a deficiency of enzymes needed to break down complex sugars called glycosaminoglycans. The MPS III syndromes (also known as Sanfilippo syndromes) share complications with other MPS diseases but represent a clinically distinct subset with marked central nervous system degeneration. Mucopolysaccharidosis IIIB (MPS IIIB, also known as Sanfilippo B syndrome) is caused by a marked decrease in alpha-N-acetyl-glucosaminidase (NAGLU) enzyme activity which leads to the buildup of abnormal amounts of heparan sulfates (HS) in the brain and other organs. The accumulation of abnormal HS, particularly in the central nervous system, leads to severe cognitive decline, behavioral problems, speech loss, increasing loss of mobility, and premature death.

SBC-103 is a recombinant form of the human NAGLU enzyme being developed by Synageva as an enzyme replacement therapy for MPS IIIB. Using various dosing approaches, SBC-103 reduced HS substrate storage in the brain, liver and kidney in an MPS IIIB animal model. SBC-103 has been granted orphan designation by the FDA and the EMA.

Synageva’s additional pipeline programs and manufacturing platform

Synageva’s additional pipeline programs include other proteins targeting rare diseases at various stages of preclinical development. These diseases are characterized by significant morbidity and mortality and these programs are selected based on scientific rationale, high unmet medical need, potential to impact disease course and strategic alignment with our corporate focus. In addition to these novel pipeline programs, Synageva is leveraging its manufacturing platform to develop improved biologic therapies for diseases with high unmet medical need.

Synageva’s proprietary manufacturing platform utilizes technology to produce drug product with consistent characteristics that enable robustness and flexibility during scale-up. In addition, the platform can provide favorable structural properties for bio-distribution and cell targeting in comparison to glycoproteins produced from other sources.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of the company’s web site at www.synageva.com. Synageva encourages investors and potential investors to consult this web site regularly for important information about the company.

Further information regarding Synageva BioPharma Corp. is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, our reiterated guidance for net operating loss for 2013, our expected allocation and investment of capital, our plans for expanding our infrastructure, our plans for leveraging the platform to advance our pipeline programs and develop improved biologic therapies, our potential to impact disease course, and our belief that our platform can provide favorable structural properties for bio-distribution and cell targeting in comparison to glycoproteins produced from other sources. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including the ability to maintain the current favorable protein structural properties for bio-distribution and cell targeting as compared to glycoproteins produced from other sources, the ability to rely on Breakthrough Therapy designation the implications of which cannot be determined at this time, the possibility that our loss guidance is not accurate due to currently unexpected events or spending requirements during the remainder of the year and the risks identified under the heading “Risk Factors” in the Company’s prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on September 25, 2013 and other filings Synageva periodically makes with the SEC, and others of which are not known. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Dedicated to Rare Diseases®” is a registered trademark of Synageva BioPharma Corp. “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Synageva BioPharma Corp.

Consolidated Statement of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Royalty revenue	$1,054	$2,132	$5,703	$5,028
Collaboration and license revenue	315	3,296	4,197	4,990
Other revenue	—	—	—	56

Total revenue	1,369	5,428	9,990	10,074

Costs and expenses:
Research and development	22,676	10,379	54,468	24,439
General and administrative	6,597	4,244	18,694	11,051
Amortization of developed technology	292	994	1,697	2,354

Total costs and expenses	29,565	15,617	74,859	37,844

Loss from operations	(28,196)	(10,189)	(64,959)	(27,770)

Interest income	73	7	245	12

Net loss	$(28,123)	$(10,182)	$(64,714)	$(27,758)

Basic and diluted net loss per share	$(1.02)	$(0.43)	$(2.38)	$(1.26)

Weighted average shares used in basic and diluted per share computations	27,491	23,825	27,190	21,984

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(Unaudited and in thousands)

	September 30,	December 31,
	2013	2012

Cash, cash equivalents, and short-term investments	$435,477	$218,953
Working capital	429,706	212,028
Total assets	471,883	243,256
Accumulated deficit	(223,503)	(158,789)
Total stockholders’ equity	$456,788	$230,177